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                                                                   Exhibit 3.2

                             SYGNET WIRELESS, INC.

                              CODE OF REGULATIONS


                                   ARTICLE I
                                    OFFICES

     SECTION 1.     PRINCIPAL OFFICE.   The principal office of the
corporation shall be at such place in Ohio as may be designated from time to time by the Board of Directors. The present principal office of the Corporation is at 6550 Seville Drive, Suite B, Canfield, Ohio.

     SECTION 2. OTHER OFFICES. The corporation may also have offices at such other places without, as well as within, the State of Ohio as the Board of Directors may from time to time determine.


                                  ARTICLE II
                           MEETINGS OF SHAREHOLDERS

     SECTION 1.     ANNUAL MEETINGS.    The annual meeting of the shareholders
of this corporation for the purpose of electing directors and transacting such other business as may come before the meeting, shall be held on the second Wednesday in June of each year, if not a legal holiday, but if a legal holiday, then on the next business day following or at such other date and time as the Board of Directors may determine.

     SECTION 2. PLACE OF MEETINGS. Meetings of shareholders shall be held at the principal office of the corporation unless the Board of Directors decides that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state.

     SECTION 3. NOTICE OF MEETINGS. Unless waived, a written, printed or typewritten notice of each annual or special meeting, stating the day, hour, place and the purpose or purposes thereof, shall be served upon or mailed to each shareholder of record entitled to vote or entitled to notice, not more than sixty (60) days nor less than seven (7) days before any such meeting. If mailed, it shall be directed to a shareholder at his or her address as the same appears upon the records of the corporation.

     SECTION 4.     QUORUM.   At any meeting of the shareholders, the holders
of Class A Common Stock, Class B Common Stock and Voting Preferred Stock entitling them to exercise a majority of the voting power of the corporation, present in person or represented by proxy, shall constitute a quorum.






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